Exhibit 99.1

Press release dated as of May 13, 2011

Press Release	Source: Speedemissions Inc.

Speedemissions, Inc Reports First Quarter Results

ATLANTA, GA. May 13, 2011/Business Wire/ — Speedemissions, Inc. (OTC Bulletin Board: SPMI - News), a leading vehicle emissions testing and safety inspections company with testing stores in Atlanta, Houston, St. Louis and Salt Lake City today announced its financial results for the first quarter ended March 31, 2011.

Financial and Operational Highlights:

•

Revenue decreased 13.9% or $341,987 to $2,111,126 in the first quarter of 2011 compared to $2,453,113 in the comparable period of 2010. The decrease in revenue over the comparable period was primarily due to the closure of two stores and a decrease in same store sales of 7.5%. The decrease in same store sales was mainly attributable to an extended period of inclement weather during the first quarter and increased competition.

•

Store operating expenses decreased 7.4% or $114,835 to $1,441,887 in the first quarter of 2011 compared to $1,556,722 in the first quarter of 2010. The decrease in store operating expenses was primarily due to the closure of two stores and a decrease in same store operating expenses of $62,215.

•	General and administrative expenses decreased $54,940, or 13.9% in the first quarter of 2011 over the comparable period of 2010, mainly due to lower professional fees.

•

The Company incurred a net loss of $143,951, or ($0.01) per basic and diluted share in the first quarter of 2011 compared to a net loss of $51,575, or ($0.01) per basic and diluted share in the first quarter of 2010.

Richard A. Parlontieri, President and Chief Executive Officer of Speedemissions commented:

“The first quarter historically is one of our slowest periods. This year was impacted even more so by the large patches of inclement weather. We’re happy to put it behind us. We believe the poor weather conditions in January and February, which forced us to close stores in all four cities for a collective ten (10) days, negatively affected our same store sales comparisons across all of our stores. On a positive note, we continue to see a growth in product sales (windshield wipers, light bulbs, etc.) despite a decrease in overall tests. To bolster sales even further, we will be adding other automotive services sometime this year.”

About Speedemissions Inc. http://www.speedemissions.com

Speedemissions, Inc., based in Atlanta, Georgia, is a leading vehicle emissions testing and safety inspections company in the United States. We provide services in certain areas where auto testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The current focus of the company is in the Atlanta, Georgia; Houston, Texas; St. Louis, Missouri and Salt Lake City, Utah markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions’ products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For Further Information: Contact Michael Shanahan, Chief Financial Officer, 770-306-7667.

Speedemissions, Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash	$152,910	$261,600
Note receivable – current portion	12,000	12,000
Certificate and merchandise inventory	83,803	77,401
Other current assets	73,690	58,819

Total current assets	322,403	409,820
Note receivable, net of current portion	87,398	89,643
Property and equipment, net	672,215	728,016
Goodwill	2,349,066	2,349,066
Other assets	105,603	105,603

Total assets	$3,536,685	$3,682,148

Liabilities and Shareholders’ Deficit
Current liabilities:
Line of credit	$70,357	$—
Accounts payable	165,608	182,499
Accrued liabilities	171,732	196,829
Current portion of capitalized lease obligations	45,942	44,632
Current portion of equipment financing obligations	22,578	21,778
Current portion - deferred rent	35,776	35,776

Total current liabilities	511,993	481,514
Capitalized lease obligations, net of current portion	29,351	41,339
Equipment financing obligations, net of current portion	18,826	23,788
Deferred rent	144,779	159,820
Note payable	55,000	55,000
Other long term liabilities	7,350	7,350

Total liabilities	767,299	768,811

Commitments and contingencies
Series A convertible, redeemable preferred stock, $.001 par value, 5,000,000 shares authorized, 5,133 shares issued and outstanding; liquidation preference: $5,133,000	4,579,346	4,579,346

Shareholders’ equity:
Series B convertible preferred stock, $.001 par value, 3,000,000 shares authorized, 63,981 shares issued and outstanding with a liquidation preference of $164,306at March 31, 2011 and 215,981 shares issued and outstanding with a liquidation preference of $554,642 at December 31, 2010	64	216
Common stock, $.001 par value, 250,000,000 shares authorized, 23,938,408 and 22,789,288 shares issued and outstanding at March 31, 2011 and December 31, 2010, respectively	23,938	22,789
Additional paid-in capital	15,805,603	15,806,600
Accumulated deficit	(17,639,565)	(17,495,614)

Total shareholders’ deficit	(1,809,960)	(1,666,009)

Total liabilities and shareholders’ deficit	$3,536,685	$3,682,148

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenue	$2,111,126	$2,453,113
Costs of operations:
Cost of emission certificates	470,067	541,485
Store operating expenses	1,441,887	1,556,722
General and administrative expenses	340,323	395,263
(Gain) loss on disposal of non-strategic assets	(1,000)	4,989

Operating loss	(140,151)	(45,346)

Interest income (expense)
Interest income	759	615
Interest expense	(4,559)	(6,844)

Interest expense, net	(3,800)	(6,229)

Net loss	$(143,951)	$(51,575)

Basic and diluted net loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding, basic and diluted	23,874,568	6,954,836

Speedemissions, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(143,951)	$(51,575)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	55,801	72,559
(Gain) loss on disposal of assets	(1,000)	4,989
Share based compensation	—	10,793
Changes in operating assets and liabilities:
Certificate and merchandise inventory	(6,402)	11,644
Other current assets	(14,871)	(30,684)
Other assets	—	(1,800)
Accounts payable and accrued liabilities	(41,988)	68,625
Other liabilities	(15,041)	(8,179)

Net cash (used in) provided by operating activities	(167,452)	76,372

Cash flows from investing activities:
Proceeds from note receivable	2,245	—
Proceeds from sales of property and equipment	1,000	20,000
Purchases of property and equipment	—	(26,803)

Net cash provided by (used in) investing activities	3,245	(6,803)

Cash flows from financing activities:
Net proceeds from line of credit	70,357	—
Payments on equipment financing obligations	(4,162)	(5,289)
Payments on capitalized leases	(10,678)	(24,677)

Net cash provided by (used in) financing activities	55,517	(29,966)

Net increase (decrease) in cash	(108,690)	39,603
Cash at beginning of period	261,600	449,203

Cash at end of period	$152,910	$488,806

Supplemental Information:
Cash paid during the period for interest	$3,980	$6,184